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(Investors) Patrick Lo                     (Media) Howard Bender
            Senior Vice President and CFO          Vice President/Communications
            SCPIE Holdings Inc.                    SCPIE Holdings Inc.
            310/557-8711                           310/551-5948
            e-mail: plo@scpie.com                  e-mail: hbender@scpie.com


            Cecilia A. Wilkinson
            Pondel/Wilkinson Group
            310/207-9300
            e-mail: cwilkinson@pondel.com


          SCPIE HOLDINGS CLARIFIES GUARANTEED DELIVERY PROCEDURES FOR
                                 TENDER OFFER

    LOS ANGELES, CALIFORNIA - NOVEMBER 10, 1999 - SCPIE Holdings Inc.

(NYSE:SKP) announced today that for purposes of the guaranteed delivery procedures in connection with the issuer tender offer commenced on October 14,

1999, it has authorized ChaseMellon Shareholder Services, L.L.C., the Depositary

for the tender offer, to accept certificates for shares of its Common Stock tendered pursuant to the guaranteed delivery procedures in proper form for transfer (or confirmation of book-entry transfer of such Shares into the

Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, within four New York Stock Exchange trading days after the date of receipt by the Depositary of a Notice of

Guaranteed Delivery with respect to such shares. All other provisions of the issuer tender offer and guaranteed delivery procedures remain unchanged.

    SCPIE Holdings Inc. is an insurance holding company specializing in healthcare professional liability insurance.

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